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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 21, 1997

                         SECOND BANCORP, INCORPORATED
                         ----------------------------
            (Exact name of registrant as specified in its charter)

Ohio                           0-15624               34-1547453
----                           -------               ----------
(State of incorporation)     (Commission             (IRS employer
                             File Number)           Identification NO.)

108 Main Avenue S.W., Warren, Ohio                          44482-1311
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(Address of principal executive officer)                     (Zip code)

Registrant's telephone number, including area code: 330-841-0123

ITEM 5. OTHER EVENTS

On March 18, 1997, the Company issued the following press release:

SECOND BANCORP INCREASES DIVIDEND, ANNOUNCES STOCK SPLIT

        Warren, Ohio, March 18, 1997--Second Bancorp Incorporated (Nasdaq "SECD") announced that the Company's board of directors has increased the dividend on its common stock to twenty-four cents ($.24) per share payable April 30, 1997 to shareholders of record on April 15, 1997. This represents a 9% increase over the dividend paid in this year's first quarter. Alan G. Brant, Chairman and President of Second Bancorp, stated "This increase in our common stock dividend is the direct result of the Company's consistently improving financial and operating performance. Our solid earnings record has put us in position to continue sharing the Company's success with our shareholders without affecting our ability to retain earnings at a level necessary to sustain Second Bancorp's growth and expansion programs."


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Second Bancorp's board also approved a two-for-one stock split of the Company's common stock effective May 1, 1997 to shareholders of record at the close of business on April 30, 1997. David L. Kellerman, Second Bancorp's Treasurer, stated "Our stock is now trading at or near its historic high. The stock split being announced today will return the market price of a share of our comon stock to a more affordable trading range. Maintaining the price of our stock at a level which, we believe, accommodates and encourages small investors has traditionally been a part of the company's business philosophy."

Second Bancorp is a bank holding company which provides a full range of commercial banking, trust, insurance and investment services to communities in a five county area of northeastern Ohio through the 27 office network of its banking subsidiary, Second National Bank of Warren.


                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Second Bancorp, Incorporated


Date: March 26, 1997                     /s/ DAVID L. KELLERMAN
                                         ----------------------
                                             David L. Kellerman,
                                             Treasurer


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